EXHIBIT 99.1

23andMe Reports FY2023 Fourth Quarter and Full Year Financial Results

Achieved FY2023 financial guidance

FY2023 full year revenue grew 10% over prior year

Webcast today, May 25, 2023 at 4:30 p.m. Eastern Time

SOUTH SAN FRANCISCO, Calif., May 25, 2023 -- 23andMe Holding Co. (Nasdaq: ME) (23andMe), a leading human genetics and biopharmaceutical company with a mission to help people access, understand, and benefit from the human genome, today reported its financial results for the fourth quarter (Q4) and full year of fiscal year 2023 (FY2023), which ended March 31, 2023. 23andMe is the only company with multiple U.S. Food and Drug Administration (FDA) authorizations for over-the-counter genetic health risk reports. The Company has also created the world’s largest, re-contactable crowdsourced platform of genotypic information paired with billions of phenotypic data points contributed by engaged customers. This unique platform enables the Company to discover new genetic insights, develop impactful risk prediction reports for common health conditions, and accelerate the identification of novel drug discovery programs rooted in human genetics across a spectrum of disease areas.

“23andMe had a productive year with numerous consumer and therapeutics business milestones. We grew our customer base to over 14 million genotyped customers, and launched 11 new health reports for our 23andMe+ members, including the first and only direct-to-consumer FDA-authorized report on hereditary prostate cancer. As we continue to add value to our subscription product and integrate Lemonaid’s telehealth and pharmacy services, we believe we can truly help fulfill the promise of personalized care,” said Anne Wojcicki, Chief Executive Officer and Co-Founder of 23andMe. “Our Therapeutics group continues to advance a number of programs, including 23ME-00610, a wholly-owned immunotherapy currently in the Phase 2a portion of a Phase 1/2a study. We also remain well positioned to pursue collaborations with multiple pharma partners on a number of drug discovery and development and disease awareness efforts. By enhancing our efforts to provide a leading genetics-based health service and utilizing our discovery engine for new therapeutics, we have the opportunity to transform how we predict, prevent and treat diseases in the future.”

Full Year 2023 Financial Results Summary

•
Delivered full year performance in FY23 that was within or better than guidance.
o
$299 million revenue
o
$312 million net loss
o
$161 million Adjusted EBITDA deficit
•
Solid balance sheet with cash of $387 million at year end.

Recent Highlights

Consumer

The Company continued to add reports for 23andMe+ members, and launched a collaboration with Novartis for disease awareness.

•
Launched three new reports for 23andMe+ members in the fourth quarter, and 11 total member-exclusive report launches in FY2023.
•
The new reports released in the fourth quarter were:
o
Preeclampsia PRS report
o
Attention deficit/hyperactivity disorder PRS report
o
Hereditary prostate cancer (HOXB13-related) genetic health risk report

•
Announced a collaboration with Novartis Pharmaceuticals Corporation to increase awareness for Lipoprotein(a) (Lp(a)). High levels of Lp(a) are associated with increased risk of heart attack, stroke and other life-threatening conditions. The level of Lp(a) is almost entirely determined by genes and is unrelated to diet, exercise or obesity, creating the need for greater awareness.

Therapeutics

The Company continued to progress its wholly-owned 23ME-00610 program in the clinic.

•
Presented results from the Phase 1 portion of the first-in-human Phase 1/2a study of 23ME-00610 in a poster at the 2023 American Association for Cancer Research (AACR) Annual Meeting. The results showed 23ME-00610 demonstrated an acceptable safety and tolerability profile, with favorable pharmacokinetics and peripheral CD200R1 saturation in patients with advanced solid malignancies.
•
Dosed the first patient in the Phase 2a portion of its Phase 1/2a study evaluating the anti-tumor activity of the 23ME-00610 monotherapy in a number of previously disclosed expansion cohorts. Dosing will be at 1400 mg intravenously every 3 weeks based on Phase 1 data. The Phase 2a portion of the study will further characterize the safety, tolerability, pharmacokinetic and pharmacodynamic profile of 23ME-00610.

Corporate

The Company added to its experienced leadership team and published its first ESG report.

•
Announced the appointment of Reza Afkhami as Chief Corporate Development Officer overseeing corporate development efforts across the Company’s therapeutics, research services and consumer groups. Afkhami will lead the Company’s current efforts to pursue a wide range of collaborations, including leveraging the Company’s pipeline of genetically validated discovery and clinical programs, as well as patient recruitment and disease awareness campaigns.
•
Published inaugural environmental social and governance (ESG) report that outlines the Company’s strategy and initiatives to ensure ethical management, promote a diverse and equitable culture, and implement sustainable business operations. The full report is available to view here.

“Our 2023 fiscal year was important for 23andMe as we continued to prioritize the roll out of our next-generation genomic health services and advance our therapeutics efforts, while also remaining focused on growing our consumer business,” said Joe Selsavage, Interim Chief Financial and Accounting Officer of 23andMe. “We continue to use a disciplined approach in the advancement of our therapeutics portfolio and to focus our efforts on creating a new customer experience with our prevention-based genetic health services, further enabling our opportunities for growth.”

FY2023 Fourth Quarter and Full Year Financial Results

Total revenue for the three and twelve months ended March 31, 2023, was $92 million and $299 million, respectively, compared to $101 million and $272 million, respectively, for the same periods in the prior year, representing a decrease of 8% and an increase of 10%, respectively. The decrease in fourth quarter revenue was primarily driven by a decrease in Research Services revenue from the GSK collaboration as the prior year included a cumulative revenue adjustment due to a change in estimate of total project resources resulting in a higher percentage of completion to date, and a decrease in Consumer Services revenue from lower volumes on Personal Genome Service (PGS) kit sales as we focused on driving improved margins through higher average selling prices. Full year revenue growth was primarily driven by an increase in Consumer Services revenue attributable to a full year of telehealth services revenue from the Lemonaid Health Acquisition, whereas the prior year included only 5 months, and an increase in subscription services revenue, partially offset by a decrease in PGS kit revenue. Research Services revenue increased primarily due to an increase in GSK collaboration revenue related to GSK exercising their option to extend the exclusive target discovery period of our collaboration for a fifth year and an increase in revenue under research contracts with third parties.

Revenue from Consumer Services, which includes PGS, telehealth and subscription services, represented approximately 88% and 83% of total revenue, respectively, for the three and twelve months ended March 31, 2023. Research Services revenue is primarily derived from the collaboration with GSK and accounted for approximately 12% and 17% of total revenue, respectively, for those same periods.

Operating expenses for the three and twelve months ended March 31, 2023, were $109 million and $459 million, respectively, compared to $117 million and $387 million, respectively, for the same periods in the prior year. The decrease in operating expenses in the three-month period was primarily due to a one time net litigation settlement payment in fiscal year 2022 and timing differences in marketing campaigns and fewer promotional windows between the comparative periods. The increase in operating expenses in the twelve-month period was primarily attributable to increased personnel-related expenses driven by increased salaries and related taxes as a result of inflation and headcount growth, and a non-cash impairment charge of an intangible asset. These increases in operating expenses were primarily related to the previously acquired telehealth business.

Net loss for the three and twelve months ended March 31, 2023, was $64 million and $312 million, respectively, compared to a net loss of $70 million and $217 million, respectively, for the same periods in the prior year. The improvement in the three-month period was primarily attributable to lower operating expenses (as noted above) and an increase in interest income from interest yields earned on cash held in money market funds. The increase in the twelve-month period was primarily attributable to the increase in operating expenses discussed above, as well as a benefit from change in fair value of warrant liabilities of $33 million and an income tax benefit of $3 million in the twelve months ended March 31, 2022.

Total Adjusted EBITDA (as defined below) for the three and twelve months ended March 31, 2023, was a deficit of $39 million and $161 million, respectively, compared to a deficit of $30 million and $151 million, respectively, for the same periods in the prior year. The increase in the Adjusted EBITDA deficit for the three and twelve-month periods was primarily due to the increase in operating expenses noted above. Please refer to the tables below for a reconciliation of U.S. GAAP to Non-U.S. GAAP financial measures.

Balance Sheet

23andMe ended March 31, 2023 with cash and cash equivalents of $387 million, compared to $553 million as of March 31, 2022.

FY2024 Financial Guidance

The Company’s full year fiscal 2024 guidance is based on a conservative approach, recognizing the current uncertainties in the general economy and financial markets. Within the existing Consumer businesses of PGS and telehealth, the Company is prioritizing the minimization of cash burn over initiatives intended to create incremental top-line growth. For those areas of the business expected to drive future growth, which include the Company’s new genomic health services and Therapeutics, the Company plans to focus on the most strategically and financially valuable allocation of capital and invest appropriately. Given the Company’s shift in focus to higher margins rather than volume growth in PGS and telehealth, as well as the end of the target discovery term of the GSK collaboration, the Company does not foresee meaningful revenue contribution from these areas of Consumer in FY2024. Revenue guidance for FY2024, which will end on March 31, 2024, is projected to be in the range of $255 million to $280 million, with a net loss in the range of $340 millon to $365 million. Full year adjusted EBITDA deficit is projected to be in the range of $170 to $195 million for fiscal year 2024.

The Adjusted EBITDA guidance, assumes the following:

•
We will continue to advance our current Therapeutic assets
•
No additional revenue from new strategic partnerships
•
No savings incurred from cost reduction initiatives, such as those related to the evaluation of opting-in or out of our GSK programs, out-licensing or partnering on our therapeutic programs or other internal operating cost reductions

Adjusted EBITDA is our best proxy for cash burn and we do not assume the sale of any equity under our At-the-Market Sales program with Cowen and Company, LLC (the “ATM Program”).

Conference Call Webcast Information

23andMe will host a conference call at 4:30 p.m. Eastern Time on Thursday, May 25, 2023 to discuss the financial results for the full year and Q4 FY2023 and report on business progress. The webcast can be accessed on the day of the event at https://investors.23andme.com/news-events/events-presentations. A webcast replay will be available at the same address for a limited time within 24 hours after the event.

About 23andMe

23andMe is a genetics-led consumer healthcare and therapeutics company empowering a healthier future. For more information, please visit investors.23andme.com.

Additional Information

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the future performance of 23andMe’s Consumer and Research Services and Therapeutics businesses, the growth and potential of its proprietary research platform, the development of the Company’s products and therapeutics programs, and access to and use of the ATM Program, including potential sales of shares pursuant thereto and the benefits thereof. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding 23andMe’s expected future operating results, strategy, financial position, funding for continued operations, cash reserves, projected costs, plans, and objectives of management, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “predicts,” “continue,” “will,” “schedule,” and “would” or, in each case, their negative or other variations or comparable terminology, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are predictions based on 23andMe’s current expectations and projections about future events and various assumptions. 23andMe cannot guarantee that it will actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements and you should not place undue reliance on 23andMe’s forward-looking statements. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond the control of 23andMe), or other assumptions that may cause actual results or performance to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and

Current Reports on Form 8-K. The statements made herein are made as of the date of this press release and, except as may be required by law, 23andMe undertakes no obligation to update them, whether as a result of new information, developments, or otherwise.

Use of Non-GAAP Financial Measure

To supplement the 23andMe’s unaudited condensed consolidated statements of operations and unaudited condensed consolidated balance sheets, which are prepared in conformity with generally accepted accounting principles in the United States of America (GAAP), this press release also includes references to Adjusted EBITDA, which is a non-GAAP financial measure that 23andMe defines as net income (loss) before net interest income (expense), net other income (expense), income tax expenses (benefit), depreciation and amortization, impairment charges, stock-based compensation expense, acquisition-related costs, and other items that are considered unusual or not representative of underlying trends of our business, including but not limited to: changes in fair value of warrant liabilities, litigation settlement, and restructuring and other charges, if applicable for the periods presented. 23andMe has provided a reconciliation of net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA at the end of this press release.

Adjusted EBITDA is a key measure used by 23andMe’s management and the board of directors to understand and evaluate operating performance and trends, to prepare and approve 23andMe’s annual budget and to develop short- and long-term operating plans. 23andMe provides Adjusted EBITDA because 23andMe believes it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry and it facilitates comparisons on a consistent basis across reporting periods. Further, 23andMe believes it is helpful in highlighting trends in its operating results because it excludes items that are not indicative of 23andMe’s core operating performance. In particular, 23andMe believes that the exclusion of the items eliminated in calculating Adjusted EBITDA provides useful measures for period-to-period comparisons of 23andMe’s business. Accordingly, 23andMe believes that Adjusted EBITDA provides useful information in understanding and evaluating operating results in the same manner as 23andMe’s management and board of directors.

In evaluating Adjusted EBITDA, you should be aware that in the future 23andMe will incur expenses similar to the adjustments in this presentation. 23andMe’s presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by these expenses or any unusual or non-recurring items. Adjusted EBITDA should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. Other companies, including companies in the same industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA as a tool for comparison. There are a number of limitations related to the use of these non-GAAP financial measures rather than net loss, which is the most directly comparable financial measure calculated in accordance with GAAP. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. When evaluating 23andMe’s performance, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and other GAAP results.

Contacts

Investor Relations Contact: investors@23andMe.com

Media Contact: press@23andMe.com

23andMe Holding Co.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
Revenue	$92,377	$100,559	$299,489	$271,893
Cost of revenue	52,395	53,502	164,993	138,948
Gross profit	39,982	47,057	134,496	132,945
Operating expenses:
Research and development	60,719	50,324	222,596	189,377
Sales and marketing	21,779	29,351	119,927	100,338
General and administrative	26,758	36,836	115,984	97,383
Total operating expenses	109,256	116,511	458,507	387,098
Loss from operations	(69,274)	(69,454)	(324,011)	(254,153)
Other income (expense):
Interest income, net	4,369	64	9,676	277
Change in fair value of warrant liabilities	—	—	—	32,989
Other income (expense), net	174	(122)	(93)	(83)
Loss before income taxes	(64,731)	(69,512)	(314,428)	(220,970)
Benefit from income taxes	(633)	32	(2,772)	(3,480)
Net loss	(64,098)	(69,544)	(311,656)	(217,490)
Other comprehensive income (loss), net of tax	(309)	215	(799)	179
Total comprehensive loss	$(64,407)	$(69,329)	$(312,455)	$(217,311)
Net loss per share of Class A and Class B common stock attributable to common stockholders:
Basic and diluted	$(0.14)	$(0.16)	$(0.69)	$(0.60)
Weighted-average shares used to compute net loss per share:
Basic and diluted	456,254,405	444,139,193	451,504,377	361,528,119

23andMe Holding Co.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	March 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$386,849	$553,182
Restricted cash	1,399	1,599
Accounts receivable, net	1,897	3,380
Inventories	10,247	10,789
Deferred cost of revenue	5,376	7,700
Prepaid expenses and other current assets	19,224	25,139
Total current assets	424,992	601,789
Property and equipment, net	38,608	49,851
Operating lease right-of-use assets	56,078	55,577
Restricted cash, noncurrent	6,974	6,974
Internal-use software, net	15,661	9,635
Intangible assets, net	45,520	73,905
Goodwill	351,744	351,744
Other assets	3,021	2,593
Total assets	$942,598	$1,152,068
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,924	$37,930
Accrued expenses and other current liabilities	66,430	44,588
Deferred revenue	62,521	62,939
Operating lease liabilities	7,541	7,784
Total current liabilities	149,416	153,241
Operating lease liabilities, noncurrent	77,763	78,524
Other liabilities	1,480	4,647
Total liabilities	228,659	236,412
Stockholders' equity
Preferred stock - par value $0.0001, 10,000,000 shares authorized as of March 31, 2023 and 2022; zero shares issued and outstanding as of March 31, 2023 and 2022	—	—
Common stock, par value $0.0001 - Class A shares, 1,140,000,000 shares authorized, 293,020,474 and 228,174,718 shares issued and outstanding as of March 31, 2023 and 2022, respectively; Class B shares, 350,000,000 shares authorized, 168,179,488 and 220,637,603 shares issued and outstanding as of March 31, 2023 and 2022, respectively	46	45
Additional paid-in capital	2,220,897	2,110,160
Accumulated other comprehensive income (loss)	(620)	179
Accumulated deficit	(1,506,384)	(1,194,728)
Total stockholders’ equity	713,939	915,656
Total liabilities and stockholders’ equity	$942,598	$1,152,068

23andMe Holding Co.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(311,656)	$(217,490)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	32,071	23,699
Amortization and impairment of internal-use software	4,427	2,449
Stock-based compensation expense	116,017	57,933
Changes in fair value of warrant liabilities	—	(32,989)
Impairment of long-lived assets	10,126	—
Other	77	85
Changes in operating assets and liabilities:
Accounts receivable, net	1,483	(899)
Inventories	542	(4,262)
Deferred cost of revenue	2,325	(2,219)
Prepaid expenses and other current assets	6,653	(10,077)
Operating right-of-use assets	7,393	7,078
Other assets	(429)	(1,820)
Accounts payable	(24,573)	22,856
Accrued expenses and other current liabilities	2,671	8,316
Deferred revenue	(418)	(8,799)
Operating lease liabilities	(8,934)	(7,054)
Other liabilities	(3,165)	(3,635)
Net cash used in operating activities	(165,390)	(166,828)
Cash flows from investing activities:
Purchases of property and equipment	(4,043)	(3,967)
Purchases of intangible assets	—	(5,500)
Capitalized internal-use software costs	(7,262)	(4,505)
Cash paid for acquisitions, net of cash acquired	—	(94,165)
Net cash used in investing activities	(11,305)	(108,137)
Cash flows from financing activities:
Proceeds from exercise of stock options	4,203	16,998
Proceeds from issuance of common stock under employee stock purchase plan	6,464	—
Payments for taxes related to net share settlement of equity awards	(197)	—
Payments of deferred offering costs	(693)	(30,642)
Proceeds from issuance of common stock upon merger	—	309,720
Proceeds from PIPE	—	250,000
Proceeds from exercise of merger warrants	—	44
Payment for warrant redemptions	—	(116)
Net cash provided by financing activities	9,777	546,004
Effect of exchange rates on cash and cash equivalents	385	(146)
Net increase (decrease) in cash, cash equivalents and restricted cash	(166,533)	270,893
Cash, cash equivalents and restricted cash—beginning of period	561,755	290,862
Cash, cash equivalents and restricted cash—end of period	$395,222	$561,755
Reconciliation of cash, cash equivalents, and restricted cash within the consolidated balance sheets to the amounts shown in the consolidated statements of cash flows above:
Cash and cash equivalents	$386,849	$553,182
Restricted cash, current	1,399	1,599
Restricted cash, noncurrent	6,974	6,974
Total cash, cash equivalents and restricted cash	$395,222	$561,755

23andMe Holding Co.

Total Company and Segment Information and Reconciliation of Non-GAAP Financial Measures

(In thousands)

(Unaudited)

The Company’s revenue and Adjusted EBITDA by segment and for the total Company is as follows:

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
Segment Revenue:(1)
Consumer and Research Services	$92,377	$100,559	$299,489	$271,893
Segment Adjusted EBITDA:
Consumer and Research Services Adjusted EBITDA	$4,989	$3,120	$(17,997)	$(30,112)
Therapeutics Adjusted EBITDA	(29,904)	(19,898)	(88,503)	(76,944)
Unallocated Corporate (2)	(13,744)	(12,992)	(54,801)	(43,684)
Total Adjusted EBITDA	$(38,659)	$(29,770)	$(161,301)	$(150,740)
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(64,098)	$(69,544)	$(311,656)	$(217,490)
Adjustments:
Interest income, net	(4,369)	(64)	(9,676)	(277)
Other (income) expense, net	(174)	122	93	83
Change in fair value of warrant liabilities	—	—	—	(32,989)
Income tax expense (benefit)	(633)	32	(2,772)	(3,480)
Depreciation and amortization	4,727	4,711	20,239	18,899
Amortization of acquired intangible assets	3,639	4,371	16,486	7,269
Impairment of acquired intangible asset	—	—	9,968	—
Stock-based compensation expense	22,249	20,460	116,017	57,933
Acquisition-related costs (3)	—	192	—	9,362
Litigation settlement (4)	—	9,950	—	9,950
Total Adjusted EBITDA	$(38,659)	$(29,770)	$(161,301)	$(150,740)

(1)
There was no Therapeutics revenue for all periods presented.
(2)
Certain department expenses such as Finance, Legal, Regulatory and Supplier Quality, Corporate Communications, and CEO Office are not reported as part of the reporting segments as reviewed by the CODM. These amounts are included in Unallocated Corporate.
(3)
For the fiscal year ended March 31, 2022, acquisition-related costs primarily consisted of advisory, legal and consulting fees related to the Lemonaid Acquisition.
(4)
For the fiscal year ended March 31, 2022, litigation settlement is litigation cost net of insurance recoveries, which is not expected to occur on a recurring basis and not part of the Company's normal and continued business activity.

23andMe Holding Co.

Reconciliation of GAAP Net Loss Outlook to non-GAAP Adjusted EBITDA Outlook

(in thousands)

(Unaudited)

	Outlook for the Year Ending March 31, 2024
	as of March 31, 2023
	Low	High
Reconciliation of estimated net loss to adjusted EBITDA:
GAAP Net Loss outlook	$(365,000)	$(340,000)
Adjustments
Estimated interest (income) expense, net	(11,000)	(11,000)
Estimated other (income) expenses, net	—	—
Estimated depreciation and amortization	21,000	21,000
Estimated amortization of acquired intangible assets	11,000	11,000
Estimated stock-based compensation expense	149,000	149,000
Non-GAAP adjusted EBITDA outlook	$(195,000)	$(170,000)